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                                                                    EXHIBIT 99.1

(CITIZENS FIRST NATIONAL BANK LOGO)

                                   MEMORANDUM

To:      Princeton National Bancorp Board of Directors and Executive Officers

From:    Jill S. Smith
         SVP/Human Resources

Date:    April 24, 2006

Subject: Blackout Period for Princeton National Bancorp Common Shares

     From May 25, 2006 through the week of June 19, 2006, you will be prohibited from purchasing, selling or otherwise acquiring or transferring Princeton National Bancorp common shares if you acquired such security in connection with your service to or employment with Princeton National Bancorp or Citizens First National Bank. As explained in more detail below, this prohibition is imposed by
Section 306 of the Sarbanes-Oxley Act of 2002 and the rules promulgated thereunder by the Securities and Exchange Commission commonly referred to as Regulation BTR (Blackout Trading Restriction).

     By way of background, Section 306(a) of the Sarbanes-Oxley Act prohibits directors and executive officers of an issuer from trading in the issuer's equity securities during any period during which employees are unable to purchase or sell issuer equity securities held in 401(k) or similar plans. This period is commonly referred to as a "blackout period." A blackout period is usually imposed for administrative reasons such as changes in plan record keepers, introduction of new investment alternatives or business combinations.

     The Citizens First National Bank 401(k) & Profit Sharing Plan is changing its record keeper to ADP Retirement Services. As a result of this change, from May 25, 2006 through the week of June 19, 2006, the record keepers require certain Plan activity to cease so that assets and account balances may be properly transferred. During this blackout period, Plan participants will be unable to change current investment elections and reallocate account balances. Under these circumstances, because Princeton National Bancorp common shares are an investment option under the Plan, pursuant to Section 306 of the Sarbanes-Oxley Act of 2002, directors and executive officers are prohibited from trading in Princeton National Bancorp common shares acquired in connection with service to or employment with Princeton National Bancorp or Citizens First National Bank.

     If you have any questions regarding the upcoming blackout period and your ability to purchase, sell or otherwise transfer Princeton National Bancorp common shares, please contact Jill Smith, SVP-Human Resources or Tammy Humpage, AVP & Employee Benefits Manager at (815) 875-4444.


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